UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2014

AMARANTUS BIOSCIENCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-148922	26-0690857
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

c/o Janssen Labs @QB3 953 Indiana Street San Francisco, CA	94107
(Address of Principal Executive Offices)	(Zip Code)

(408) 737-2734

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 6, 2014, Amarantus Bioscience Holdings, Inc., a Nevada corporation (the “Company”) entered into an employment agreement with Gerald E. Commissiong pursuant to the employment letter (the “Employment Letter”) attached hereto as Exhibit 10.1. Pursuant to the Employment Letter, Mr. Commissiong will continue to serve as the Company’s President and Chief Executive Officer.

Pursuant to the Employment Letter, Mr. Commissiong shall be entitled to an initial base salary (“Base Salary”) of $225,000 per year, which shall automatically increase to $337,500 per year upon the Company becoming listed on the NASDAQ Stock Market. In addition to the Base Salary, Mr. Commisiong shall be eligible for a performance bonus of up to 35% of his Base Salary, which shall be based upon certain milestones set by the Company’s Board of Directors in their sole discretion. The Employment Letter provides for the payment of a signing bonus of $50,000, which payment of which Mr. Commissiong agreed to defer until a later date.

In addition, pursuant to the Employment Letter, the Company granted Mr. Commissiong stock options to purchase five million (5,000,000) shares of the Company’s common stock at a per share price equal to fair market value on the date of the grant, subject to a four year vesting schedule as described in the Employment Letter.

Mr. Commissiong’s employment with the Company will be “at will”. Should Mr. Commissiong’s employment with the Company be terminated by the Company for a reason other than for “Cause” (as defined in the Employment Letter) or Mr. Commissiong terminates his employment with the Company for “Good Reason” (as defined in the Employment Letter), Mr. Commissiong shall, upon execution of a release agreement with the Company, be entitled to receive as severance: (i) one year of his then Base Salary to be paid in the form of monthly salary continuation, (ii) one year of continued coverage under the Company’s health care benefit package, (iii) a full performance bonus equal to 35% of his then Base Salary, and (iv) immediate acceleration of 25% of all outstanding unvested equity awards then held by Mr. Commissiong.

Should Mr. Commissiong’s employment with the Company be terminated by the Company for a reason other than for “Cause” or Mr. Commissiong terminates his employment with the Company for “Good Reason” in connection with or during the twelve (12) month period immediately following the effective date of a “Change in Control” (as defined in the Employment Letter), and provided such termination constitutes a “separation from service” as that term is defined pursuant to the Treasury Regulation Section 1-409A-1(h), in addition to the severance package as described above, Mr. Commissiong shall be entitled to have all outstanding unvested equity awards then held by Mr. Commissiong become fully vested and, if applicable, exercisable.

The foregoing description of the Employment Letter does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement filed as Exhibits 10.1 hereto and which is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective October 9, 2014, the Company filed an amendment to its articles of incorporation in Nevada to increase its authorized common stock to 2,000,000,000 shares.

Item 8.01 Other Events.

On October 7, 2014, the Company issued a press release announcing that that Roman Urfer, PhD, Chief Development Officer at NeuroAssets, the Company’s investigator, presented animal data on MANF in ocular conditions at the "Targeting Ocular Disorders" Conference and concluded that MANF provided positive protective functional effects in animal models of central retinal vein occlusion (CRVO), as well as central retinal artery occlusion (CRAO) and glaucoma.

On October 9, 2014, the Company issued a press release announcing positive data from its LP-002 study of the Lymphocyte Proliferation Test (LymPro Test®) blood diagnostic for Alzheimer's disease.

The information disclosed under this Item 8.01, including Exhibits 99.1 and 99.2 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as expressly set forth in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description

3.1	Certificate of Amendment to the Articles of Incorporation filed with the Secretary of State on October 9, 2014.

10.1	Employment Letter, entered into by and between Gerald E. Commissiong and Amarantus Bioscience Holdings, Inc.

99.1	Press Release dated October 7, 2014

99.2	Press Release dated October 9, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMARANTUS BIOSCIENCE HOLDINGS, INC.

Date: October 9, 2014	By:	/s/ Gerald E. Commissiong
Name: Gerald E. Commissiong
Title: Chief Executive Officer